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Exhibit 99
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[ETHEX CORPORATION Logo]



                                        CONTACT INFORMATION:
                                        CATHERINE BIFFIGNANI
                                        ETHEX CORPORATION
                                        314-645-6600
FOR IMMEDIATE RELEASE


ETHEX TO CHALLENGE VERDICT IN CIVIL ACTION

October 2, 2002, St. Louis, MO, -- ETHEX Corporation, a wholly owned subsidiary of KV Pharmaceutical Company (NYSE: KVa/KVb), today reported that the U.S. District Court for the Western District of Texas has denied the company's motion that would have had the effect of setting aside the jury's September 2001 verdict in the civil case brought by Healthpoint, Ltd. ETHEX reported that it now intends to take actions to challenge the judge's ruling, including appealing it to the U.S. Court of Appeals for the Fifth Circuit.

ETHEX President, Philip Vogt, stated: "Since the jury verdict was rendered over a year ago, we have maintained that it is both excessive and inappropriate for a commercial dispute. While we are disappointed that the court did not see fit to address this flawed verdict, both we and our legal counsel are optimistic that the Fifth Circuit appellate court may view it differently. We fully intend to pursue our available legal options vigorously, starting with post judgment motions and the appeal."

The case involves issues related to the advertising of two competing products used to debride wounds - Ethezyme(TM), which is marketed by ETHEX, and Accuzyme(R), which is marketed by Healthpoint, a closely held Texas company. The jury returned a verdict against ETHEX and awarded approximately $16.5 million in damages to Healthpoint.

The Company has stated that the ruling, if upheld, will not have a significant impact on the Company's ongoing business operations. The judgment does not interfere with the production and distribution of Ethezyme(TM), which ETHEX plans to continue. Ethezyme(TM) is one of more than 80 cost-effective, quality pharmaceutical products that ETHEX sells.


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Although both the Company and legal counsel believe that the award is excessive and not sufficiently supported by the facts or the law and that the decision could be either wholly or partially overturned, a $16.5 million reserve for potential damages has been established. Accordingly, this item will be separately stated in the Company's second quarter Statement of Income under a caption "Litigation" and will amount to approximately $0.30 per common share on a diluted basis.

ABOUT ETHEX CORPORATION

ETHEX Corporation provides technology distinguished, high quality, and competitively priced products. ETHEX Corporation markets and sells to most classes of trade with representation at drug wholesalers, retail and hospital levels.

For further information about ETHEX Corporation, please visit the Company's corporate website at www.ETHEX.com.


Safe Harbor

The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions, concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends. All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause the actual results or events to differ materially from those set forth or implied by the forward looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing; (5) new product development and launch; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting the pattern of inventory movements by the Company's customers; (11) the impact of competitive response to the Company's efforts to leverage its brand power with product innovation, promotional programs, and new advertising; and, (12) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion of uncertainties is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook.


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